PROSPECTUS SUPPLEMENT NO. 2

to Prospectus declared

effective on May 13, 2014

(Registration No. 333-193871)

PROSPECTUS

E-World USA Holding, Inc.

2,125,708 shares of Common Stock

Selling shareholders are offering up to 2,125,708 shares of common stock. The selling shareholders will offer their shares at $0.50 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The 2,125,708 shares of Common Stock which were recently issued to holders of Type A Warrants under the terms of Type A Warrants exercised by U.S. citizens or residents and to holders of Type B Warrants under the terms of Type B Warrants exercised by U.S. citizens or residents.

We will not receive any proceeds from the registration of shares of common stock registered hereunder.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange or the NASDAQ stock market and is not qualified for quotation on the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any listed exchange.

We are an "emerging growth company" as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2014, as amended on September 4, 2014 and November 20, 2014

This Prospectus Supplement includes our Current Report on Form 10-Q filed by us with the Securities and Exchange Commission on November 14, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2014

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

For the transition period from _________ to _________

Commission file number 333-184863

E-World USA Holding, Inc.
(Name of small business issuer in its charter)

Nevada	5122	45-289-8504
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

E-World USA Holding, Inc.

9550 Flair Dr, Suite 308

El Monte CA 91731

(626) 448-3737

(Address and telephone number of principal executive offices and principal place of business)

N/A

(Former name, former address and former three months, if changed since last report)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 14, 2014, there were 142,828,993 shares issued and outstanding of the registrant’s common stock.

2

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

E-WORLD USA HOLDING, INC.
BALANCE SHEETS
As of September 30, 2014 and December 31, 2013
(Unaudited)

	09/30/2014	12/31/2013
ASSETS

Current assets:
Cash and cash equivalents	4,500,878	5,258,236
Accounts receivable, net	71,802	29,221
Inventory, net	320,821	217,392
Prepaid expenses	29,397	210,157
Other receivables	1,041	1,041

Total current assets	4,923,939	5,716,047

Property and equipment, net	144,655	174,348
Deposits and other assets	15,621	15,621

Total Assets	5,084,215	5,906,016

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	1,186,222	2,108,586
Deferred revenue	1,697,129	4,810,611
Due to shareholder	156,010	168,838
Advances from related parties	298,562	298,562
Short term debt	28,613	27,595
Rescission Liability - Type A Warrants	7,165,413	7,167,663
Rescission Liability - Type B Warrants	249,111	249,111

Total current liabilities	10,781,060	14,830,966

Long term debt	53,522	75,111

Total liabilities	10,834,582	14,906,077

Stockholders' deficit

Common stock, $0.001 par value, 200,000,000 shares authorized, 142,828,993 issued and outstanding	142,829	142,829
Additional paid-in capital	3,583,702	3,583,702
Accumulated deficit	(9,476,898)	(12,726,592)

Total shareholders' deficit	(5,750,367)	(9,000,061)

Total liabilities and shareholders' deficit	5,084,215	5,906,016

The accompanying notes are an integral part of these unaudited financial statements

3

E-WORLD USA HOLDING, INC.
STATEMENTS OF OPERATIONS
For the nine and three months ended September 30, 2014 and 2013
(Unaudited)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2014	2013	2014	2013

Revenue
Product sales	226,766	100,407	6,247,666	2,015,714
Service revenue	4,279	29,584	150,760	82,497

Total revenues	231,045	129,991	6,398,426	2,098,211

Cost of sales, net	8,443	125,425	523,682	335,793

Gross profit	222,602	4,566	5,874,744	1,762,418

Operating expenses
Selling expenses	77,987	54,427	320,160	221,563
Depreciation expense	8,244	12,865	31,521	37,168
General and administrative expenses	1,081,499	359,208	2,029,715	1,067,855

Total operating expenses	1,167,730	426,500	2,381,396	1,326,586

Income (Loss) from operations	(945,128)	(421,934)	3,493,348	435,832

Income tax	18,911	11	243,654	11

Net income (loss)	(964,039)	(421,945)	3,249,694	435,821

Net income (loss) per common share - basic	(0.01)	(0.00)	0.02	0.00
Net income (loss) per common share - diluted	(0.01)	(0.00)	0.02	0.00

Weighted average number of common shares outstanding - basic	142,828,993	142,828,993	142,828,993	142,828,993
Weighted average number of common shares outstanding - diluted	142,828,993	142,828,993	168,607,489	168,616,789

The accompanying notes are an integral part of these unaudited financial statements

4

E-WORLD USA HOLDING, INC.
STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2014 and 2013
(Unaudited)

	2014	2013

Cash Flows from Operating Activities:
Net income	3,249,694	435,821
Adjustments to reconcile net income (loss) to net cash used in operating activities:

Depreciation and amortization	31,521	37,168
Inventory valuation reserve	25,680	-
(Increase) decrease in assets:
Accounts receivable	(42,581)	(9,369)
Inventory	(129,109)	(116,327)
Prepayments and other current assets	180,760	89,347
Other receivables	-	11,282
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(922,364)	(880,263)
Accounts payable - related party	-	(30,000)
Deferred revenue	(3,113,482)	472,118

Net Cash (Used in) Provided by Operating Activities	(719,881)	9,777

Cash Flows from Investing Activities:
Purchase of property and equipment	(1,828)	(22,352)

Net Cash Used in Investing Activities	(1,828)	(22,352)

Cash Flows from Financing Activities:
Advances from shareholder	167,348	333,963
Payment to shareholder	(180,176)	(110,401)
Advances from related parties	-	130,000
Payment to related parties	-	(337,570)
Principal payments on debt	(20,571)	(19,601)
Warrants redeemed for cash	(2,250)	-

Net Cash Used in Financing Activities	(35,649)	(3,609)

Net Decrease in Cash	(757,358)	(16,184)

Cash, beginning of year	5,258,236	786,575

Cash, end of year	4,500,878	770,391
	-	-
Supplemental Disclosure of cash flow information:
Cash paid during the year for:
Interest	3,396	1,535
Income taxes	8,945	-

The accompanying notes are an integral part of these unaudited financial statements

5

E-WORLD USA HOLDING, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The accompanying unaudited interim financial statements of E-World USA Holding, Inc., (both the Nevada and the succeeded California corporation and collectively, “our”, “we”, “E-World” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s most recent Annual Financial Statements filed with the SEC on Form S-1. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period, as reported in the Form S-1, have been omitted.

Note 2 – Going Concern

There is substantial doubt about our ability to continue as a going concern as a result of our negative working capital and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

Management is trying to alleviate the going concern by:

•	increasing marketing efforts in existing sales territories and identifying new sales territories to generate sales revenues.
•	securing various financing resources, including but not limiting to borrowing from major shareholders, raise funds through future public offering.
•	promoting new products.

Note 3 – Related Party Transactions

From time to time, the major shareholder and CEO of the Company either receives cash proceeds from product or warrant sales from the Company’s members on behalf of the Company, or makes purchases out of his personal bank account on behalf of the Company. Such business transactions would be recorded as due to or from shareholder. During the nine months ended September 30, 2014 and 2013, cash advances from shareholder are $167,348 and $333,963, respectively, and payments to shareholder are $180,176 and $110,401, respectively. As of September 30, 2014 and December 31, 2013, the balance due to shareholder amounted to $156,010 and $168,838, respectively. This balance does not bear interest, is unsecured, and due on demand.

In 2012 and 2011, due to a shortage of cash, the Company borrowed money from certain related parties for operations. The related parties consist of the CEO's immediate family members and relatives. Total amount borrowed in the nine months ended September 30, 2014 and 2013 amounted to $0 and $130,000. During the nine months ended September 30, 2014 and 2013, $0 and $337,570 was repaid. This balance does not bear interest and is unsecured and due on demand. As of September 30, 2014 and December 31, 2013, the Company owed $298,562 and $298,562 to these related parties.

6

E-WORLD USA HOLDING, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 4 – Debt

In June 2012, the Company purchased a new vehicle by trading in the old vehicle with a loan on the purchase. The vehicle was purchased for $179,678. The amount of the loan was $141,677, with interest of 4.84% to be repaid over 60 even payments of $2,663. During the nine months ended September 30, 2014, $23,967 was repaid which include $20,571 of principal and $3,396 of interest. As of September 30, 2014, $28,613 and $53,522 was recorded as short term debt and long term debt, respectively.

Note 5 – Subsequent Event

Purchase Agreement with Prime Nutrisource Inc.

On October 20, 2014 (the “Closing Date”), E-World USA Holding, Inc., a Nevada corporation (the “Company”), completed the acquisition of Prime Nutrisource, Inc., Prime Nutrisource, Inc. (New Jersey) and Nugale Pharmaceutical, Inc., recognized leaders in custom contract manufacturing of nutritional and cosmeceutical products based in Toronto, Canada.

On the Closing Date, the Company and its wholly-owned subsidiary, E-World Canada Holding, Inc., a Canadian corporation (the “Purchaser”), entered into a share purchase agreement (the “Purchase Agreement”) with Guo Yin (Wynn) Xie, Jian Long, Hong Shu Zhu, 2434689 Ontario Inc., 2434691 Ontario Inc., 2434694 Ontario Inc. (collectively, the “Vendors”), and Prime Nutrisource Inc., an Ontario corporation (“Prime”), Nugale Pharmaceutical Inc., an Ontario corporation (“Nugale”), and Prime Nutrisource Inc. (New Jersey), a New Jersey corporation (“Prime (New Jersey)” and, together with Prime and Nugale, the “Prime Corporations”).

Pursuant to the Purchase Agreement, the Purchaser purchased from the Vendors all of the issued and outstanding shares of capital stock of each of the Prime Corporations for an aggregate purchase price (the “Purchase Price”) of: (i) C$24,780,000, plus (ii) 25,000,000 exchangeable shares of the Purchaser (the “Purchaser Shares”), which are initially exchangeable into 25,000,000 shares of common stock of the Company (the “Company Shares”). In addition, the Purchaser has agreed to issue to the Vendors additional shares of exchangeable stock of the Purchaser following the completion of the Offering (as defined below) so that the Purchaser Shares plus such additional shares of exchangeable stock may be exchanged for an aggregate of 25% of the issued and outstanding shares of common stock of the Company immediately following the completion of the Offering.

The Purchase Price is to be paid by delivery to the Vendors of: (i) C$1,000,000 on the Closing Date; (ii) C$1,000,000 within 60 days following the Closing Date; (iii) a secured promissory note issued by the Purchaser (the “Note”) with a principal amount of C$22,780,000, and (iv) the Purchaser Shares.

The cash portion of the Purchase Price, consisting of C$2,000,000 (the “Deposit”), will be held by the Vendors in a bank account pending the repayment in full of the Note. If the Note is not repaid in full on or prior to its maturity or demand for repayment (upon the occurrence of an event of default pursuant to the terms of the Note), then: (i) 25% of the Deposit will be retained by the Vendors to compensate them for their expenses; (ii) 75% of the Deposit will be returned to the Purchaser (subject to possible setoff for additional expenses); (iii) the Company Shares (to the extent issued) will automatically be forfeited by the Vendors; and (iv) the Purchaser Shares will be cancelled. In such event, the Vendors may also pursue their rights and remedies under the Note and associated Guarantees, Security Agreements and Pledge Agreement (as such terms are defined below).

In addition, upon request of the Purchaser, at any time prior to the Maturity Date (as defined below) of the Note, the Purchaser may elect to cause 2379338 Ontario Inc. to provide a loan to Prime for working capital purposes in the principal amount of up to $1,500,000 at an interest rate of 6% per annum.

On the Closing Date, the Company and the Purchaser also entered into a support agreement pursuant to which, among other things, the Parent agreed to reserve for issuance the Company Shares issuable upon exchange of the Purchaser Shares and treat the holders of the Purchaser Shares in a manner substantially equivalent to a holder of the Company Shares, which shall include, without limitation, equivalent treatment with respect to dividends, stock splits and other stock reclassifications.

As noted above, notwithstanding the closing of the Purchase Agreement, there are certain contingencies in connection with the transaction that may cause the Company Shares (to the extent issued) to automatically be forfeited by the Vendors and the Purchaser Shares to be cancelled.  There is no assurance that these contingencies will be satisfied.

7

Item 2. Management’s Discussion and Analysis or Plan of Operation.

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Form 10-Q.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Form 10-Q reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

8

Overview

We provide nutritional supplements, which are sold to a network of independent business consultants or direct sales agents (“DSA”). We are included in the direct sales, network marketing or multi-level marketing industry. Sales of our products are dependent upon the activity of the DSA in purchasing the products and in recruiting new DSAs. We provide an incentive to the DSA in the form of a commission or bonus based upon the level of purchases and recruiting that have occurred during the month. We do not "hire" any DSAs, as they are all independent contractors and not employees who work under our control. Therefore, we are not always aware if the DSA has ceased working the business, stops ordering products or has joined another company. The DSA is not required to resign. We are always impacted by the fluctuations in the DSA membership base.

We believe that our Business to Customer business is robust and that consumers have become more confident in ordering products, like ours, over the internet. However, the nutritional supplement and skin care product e-business markets have and continue to become increasingly competitive and are rapidly evolving.

The skin care products are bought from another company which developed the products. The sales of the skin care products are through the same method as nutritional supplements.

Barriers to entry are minimal and current and new competitors can launch new websites at a relatively low cost. Many competitors in this area have greater financial, technical and marketing resources than we do. Continued advancement in technology and increasing access to that technology is paving the way for growth in direct marketing. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have. Notwithstanding the foregoing, we believe that we are well-positioned within the Asian consumer market with our current plan of supplying American merchandise brands to consumers and that our exposure to both the Asian and American cultures gives us a competitive advantage. There can be no assurance that we will maintain our competitive edge or that we will continue to provide only American-made merchandise.

9

Our products are sensitive to business and personal discretionary spending levels and tend to decline or grow more slowly during economic downturns, including downturns in any of our major markets. The recent current worldwide recession adversely affected our sales and liquidity but which have rebounded to some extent as the effects of the recession have eased. Although we mitigated decreases in sales by lowering our levels of inventory to preserve cash on hand, it appears that the recession has begun to subside and, to some extent, consumer spending has increased from its prior depressed levels as demonstrated by the fact that total product sales increased by $4,231,952 or 210% from $2,015,714 in the nine month period ended September 30, 2013 to $6,247,666 in the same period of 2014. We believe that this increase may be an indication that the world economy is headed in a more positive direction as it affects the sales of our products. Even though the effects of the recession appear to be mitigating and consumer spending increasing, we are not sure short-term increases in consumer spending will increase demand for and sales of our products, which will affect our liquidity.

The global economy is currently undergoing a period of unprecedented volatility, and the future economic environment may continue to be less favorable than that of recent years. This has led, and could in the future also lead, to reduced consumer spending, including reduced spending on nutritional and beauty products and other discretionary items, such as our products. In addition, reduced consumer spending may force us and our competitors to lower prices. These conditions may adversely affect our revenues and profits.

Purchase Agreement with Prime Nutrisource Inc.

On October 20, 2014 (the “Closing Date”), E-World USA Holding, Inc., a Nevada corporation (the “Company”), completed the acquisition of Prime Nutrisource, Inc., Prime Nutrisource, Inc. (New Jersey) and Nugale Pharmaceutical, Inc., recognized leaders in custom contract manufacturing of nutritional and cosmeceutical products based in Toronto, Canada.

On the Closing Date, the Company and its wholly-owned subsidiary, E-World Canada Holding, Inc., a Canadian corporation (the “Purchaser”), entered into a share purchase agreement (the “Purchase Agreement”) with Guo Yin (Wynn) Xie, Jian Long, Hong Shu Zhu, 2434689 Ontario Inc., 2434691 Ontario Inc., 2434694 Ontario Inc. (collectively, the “Vendors”), and Prime Nutrisource Inc., an Ontario corporation (“Prime”), Nugale Pharmaceutical Inc., an Ontario corporation (“Nugale”), and Prime Nutrisource Inc. (New Jersey), a New Jersey corporation (“Prime (New Jersey)” and, together with Prime and Nugale, the “Prime Corporations”).

Pursuant to the Purchase Agreement, the Purchaser purchased from the Vendors all of the issued and outstanding shares of capital stock of each of the Prime Corporations for an aggregate purchase price (the “Purchase Price”) of: (i) C$24,780,000, plus (ii) 25,000,000 exchangeable shares of the Purchaser (the “Purchaser Shares”), which are initially exchangeable into 25,000,000 shares of common stock of the Company (the “Company Shares”). In addition, the Purchaser has agreed to issue to the Vendors additional shares of exchangeable stock of the Purchaser following the completion of the Offering (as defined below) so that the Purchaser Shares plus such additional shares of exchangeable stock may be exchanged for an aggregate of 25% of the issued and outstanding shares of common stock of the Company immediately following the completion of the Offering.

The Purchase Price is to be paid by delivery to the Vendors of: (i) C$1,000,000 on the Closing Date; (ii) C$1,000,000 within 60 days following the Closing Date; (iii) a secured promissory note issued by the Purchaser (the “Note”) with a principal amount of C$22,780,000, and (iv) the Purchaser Shares.

The cash portion of the Purchase Price, consisting of C$2,000,000 (the “Deposit”), will be held by the Vendors in a bank account pending the repayment in full of the Note. If the Note is not repaid in full on or prior to its maturity or demand for repayment (upon the occurrence of an event of default pursuant to the terms of the Note), then: (i) 25% of the Deposit will be retained by the Vendors to compensate them for their expenses; (ii) 75% of the Deposit will be returned to the Purchaser (subject to possible setoff for additional expenses); (iii) the Company Shares (to the extent issued) will automatically be forfeited by the Vendors; and (iv) the Purchaser Shares will be cancelled. In such event, the Vendors may also pursue their rights and remedies under the Note and associated Guarantees, Security Agreements and Pledge Agreement (as such terms are defined below).

10

In addition, upon request of the Purchaser, at any time prior to the Maturity Date (as defined below) of the Note, the Purchaser may elect to cause 2379338 Ontario Inc. to provide a loan to Prime for working capital purposes in the principal amount of up to $1,500,000 at an interest rate of 6% per annum.

On the Closing Date, the Company and the Purchaser also entered into a support agreement pursuant to which, among other things, the Parent agreed to reserve for issuance the Company Shares issuable upon exchange of the Purchaser Shares and treat the holders of the Purchaser Shares in a manner substantially equivalent to a holder of the Company Shares, which shall include, without limitation, equivalent treatment with respect to dividends, stock splits and other stock reclassifications.

As noted above, notwithstanding the closing of the Purchase Agreement, there are certain contingencies in connection with the transaction that may cause the Company Shares (to the extent issued) to automatically be forfeited by the Vendors and the Purchaser Shares to be cancelled.  There is no assurance that these contingencies will be satisfied.

Result of Operations

Comparison of the third quarter ended September 30, 2014 and 2013

	For the three months
	ended September 30,
	2014	2013	$Variance	%Variance

Revenue
Product sales	226,766	100,407	126,359	126%
Service revenue	4,279	29,584	(25,305)	-86%
Total revenues	231,045	129,991	101,054	78%
Cost of sales, net	8,443	125,425	(116,982)	-93%
Gross profit	222,602	4,566	218,036	4775%
Operating expenses
Selling expenses	77,987	54,427	23,560	43%
Depreciation expense	8,244	12,865	(4,621)	-36%
General and administrative expenses	1,081,499	359,208	722,291	201%
Total operating expenses	1,167,730	426,500	741,230	174%
Income (Loss) from operations	(945,128)	(421,934)	(523,194)	124%
Income Tax	18,911	11	18,900	171818%
Net income (loss)	(964,039)	(421,945)	(542,094)	128%

Total product sales increased by $126,359 or 126% from $100,407 in the three month period ended September 30, 2013 to $226,766 in the same period of 2014. The increase was due to a temporary hold on bonus payouts during the quarter. Bonus expense incurred decreases net sales. A temporary stop on bonuses increases net sales. During the third quarter of 2014, the Company considered restructuring the marketing bonus plan and who would administer the plan. During this period the company placed a temporarily suspension on awards under the marketing bonus plan to reconcile the records of the plan. However, the Company decided to make no changes, and the marketing bonus plan and plan awards resumed in October 2014.

For the three months ended September 30, 2014 and 2013, we had 6 and 414 new members, respectively. As of September 30, 2014 and December 31, 2013, the Company had 13,396 and 12,402 members, respectively. Service revenue decreased approximately $25,305 or 86% from approximately $29,584 in the third quarter of 2013 to $4,279 in same period of 2014. The service revenue consists of shipping fees collected and amortization network service fees charged for activating memberships in the prior year. The decrease of the service fee was due to a decrease in shipping fees received that resulted from a decrease of sales shipments. Sales increased due to the elimination of bonus payments for the third quarter of 2014 from the $1,228,213 in bonus payments made in the third quarter of 2013.

The cost of sales decreased $116,982 or 93% from approximately $125,425 in the third quarter of 2013 to approximately $8,443 in the third quarter of 2014 due to a slower season in the third quarter of 2014 compared to the same period for 2013. Gross profit increased from $4,566 in the three months ended September 30, 2013 to $222,602 in the same period of 2014. Gross margin percentage increased from 4% for the three months ended September, 2013 to 96% in the same period of 2014. The increase is due to a temporary suspension of marketing bonus payments.Sales made in the third quarter of 2014 did not incur any bonus expense, which increased gross margin percentage in the third quarter of 2014. Selling expenses increased from approximated $54,427 in the third quarter of 2013 to $77,987 in the same period in 2014. The increase of $23,560 or 43% mainly is caused by an increase of advertisement and promotion expenses.

11

General and administrative expenses increased by $722,291 or 201% from approximately $359,208 in the third quarter of 2013 to $1,081,499 in the same period of 2014. The increase was mainly due to increase of administrative personnel costs from $196,107 in in the third quarter of 2013 to $333,411 in the same period of 2014 and exchange loss incurred from sales in foreign currency. We had exchange gain of $27,603 for the three months ended September 30, 2013 and exchange loss of $471,001 for the same period in 2014.

Comparison of the nine months period ended September 30, 2014 and 2013

	For the nine months
	ended September 30,
	2014	2013	$Variance	%Variance

Revenue
Product sales	6,247,666	2,015,714	4,231,952	210%
Service revenue	150,760	82,497	68,263	83%
Total revenues	6,398,426	2,098,211	4,300,215	205%
Cost of sales, net	523,682	335,793	187,889	56%
Gross profit	5,874,744	1,762,418	4,112,326	233%
Operating expenses
Selling expenses	320,160	221,563	98,597	45%
Depreciation expense	31,521	37,168	(5,647)	-15%
General and administrative expenses	2,029,715	1,067,855	961,860	90%
Total operating expenses	2,381,396	1,326,586	1,054,810	80%
Income (Loss) from operations	3,493,348	435,832	3,057,516	702%
Income Tax	243,654	11	243,643	2214936%
Net income (loss)	3,249,694	435,821	2,813,873	646%

Total product sales increased by $4,231,952 or 210% from $2,015,714 in the nine month period ended September 30, 2013 to $6,247,666 in the same period of 2014. The increase was due to decreasing sales discounts and rebates to members, mainly in China, from $401,544 in the first 3 quarters of 2013 to $128,871 in the same period of 2014 primarily due to the suspension of the bonus program in the third quarter as described above. Another cause of increase was related to large sales incurred in 2013's last quarter, of which some were mailed in 2014, increasing sales in 2014.

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For the nine months ended September 30, 2014 and 2013, we had 994 and 839 new members, respectively. As of September 30, 2014 and December 31, 2013, the Company had 13,396 and 12,402 members, respectively. Service revenue increased approximately $68,263 or 83% from approximately $82,497 in the nine month period ended September 30, 2013 to $150,760 in the same period of 2014. The service revenue consists of shipping fees collected and amortization network service fees charged for activating memberships in the prior year. The increase of the service fee was due to shipping fees received from an increase of sales.

The cost of sales increased $187,889 in the nine months ended September 30, 2014, or 56% from approximately $335,793 in the nine month period ended September 30, 2013, to approximately $523,682 due to an increase of product sales during the three quarters ended September 30, 2014. Gross profit increased from $1,762,418 in the nine months ended September 30, 2013 to $5,874,744 in the same period of 2014. Gross margin percentage increased from 84.00% for the nine months ended September 30, 2013 to 91.82% in the same period of 2014. The increase is due to a temporary hold on marketing plan described above. Sales made in the three month period ended September 30, 2014 did not incur bonus expense, which decreased sales and increased gross margin percentage in the nine month period ended September 30, 2014.

Selling expenses increased from approximately $221,563 in the nine months ended September 30, 2013 to $320,160 in the same period in 2014. The increase of $98,597 or 45% is mainly caused by increase of sales related shipping expenses and advertisement expenses.

General and administrative expenses increased by $961,860 or 90% from approximately $1,067,855 in the third quarter of 2013 to $2,029,715 in the same period of 2014. The increase was mainly due to an increase of administrative personnel costs, from $569,342 in the first three quarters of 2013 to $891,099 in the same period of 2014 and exchange loss incurred from sales in foreign currency. We had exchange gain of $86,473 for the nine months ended September 30, 2013 and exchange loss of $446,216 for the same period in 2014..

Liquidity and Capital Resources

As of September, 2014, we had a cash balance of $4,500,878 and $5,258,236 at December 31, 2013. Inventory increased by approximately 48% to $320,821 as of September 30, 2014 from $217,392 at December 31, 2013 as we purchased inventory near beginning of the year in preparation of the sales before sales slowed down, leaving an inventory balance in the warehouse. The inventory is still being sold. Most products have expiration dates within 3 years. Total assets decreased by 14% from $5,906,016 at December 31, 2013 to $5,084,215 September 30, 2014.

Our current liabilities on September 30, 2014 were $10.7 million, which decreased by 27% from December 31, 2013’s $14.8 million. The decrease was mainly due to cash paid for bonuses earned by customers and sales recognized when products are shipped. Accounts payable and accrued expenses decreased from $2.1 million on December 31, 2013 to $1.1 million as of September 30, 2014. Deferred revenue decreased from $4.8 million on December 31, 2013 to $1.6 million as of September 30, 2014.

Our current ratio increased from 38.54% in December 31, 2013 to 45.67% as of September 30, 2014.

Our auditor has indicated that there is substantial doubt about our ability to continue as a going concern as a result of negative working capital, and if we are unable to generate significant revenue or secure financing, we may be required to cease or curtail our operations. Our financial statements do not include adjustments that might result from the outcome of this uncertainty.

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Management is trying the following to alleviate the going concern issue:

•	To increase marketing efforts in new sales territories to generate sales revenues.

•	To secure various financing resources, including but not limiting to borrowing from major shareholders or, raising funds through a future public offering.

•	To promote new products.

There is no assurance that any or all of these activities will be successful. For the nine months ended September 30, 2014, cash used in operating activities amounted to $719,881 as compared to $9,777 in the same period of 2013. We purchased $22,352 in property and equipment as investment activity in the nine months ended September 30, 2013 compared to $1,828 in the same period of 2014.

Neither management nor any major or other shareholder is obligated to loan us funds. At September 30, 2014, a loan from our majority shareholder in the amount $156,010 was outstanding. There is no formal agreement on the loan, and it is due on demand. In the nine months ended September 30, 2014, we borrowed from our majority shareholder an aggregate amount of $167,348 and repaid $180,176. Net cash used in financing activities was $35,649 in the nine months ended September 30, 2014, mainly from repayments to our majority shareholder and car loan.

Other than operating expenses, the Company has a cash commitment for the acquisition of Prime Nutrisource Inc. Future cash requirements include cash needed for payroll, payroll taxes, rent, and other operating expenses that amount to approximately $280,000 per month.

Foreign Currency Translation

The Company’s reporting currency is the U.S. dollar. All sales are generated from the U.S., and substantially all sales proceeds are settled in U.S. dollars. Beside certain operation expenses incurred for its international sales offices, the Company does not have significant foreign currency exposure.

Critical Accounting Policies

Inventory

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. Inventory consists of nutritional supplements and skin-care products. Management reviews inventory on hand for estimated obsolescence or unmarketable items, as compared to future demand requirements and the shelf life of the various products. The Company records inventory write-downs when costs exceed expected net realizable value based on the reviews. The inventories’ shelf lives are approximately 3 quarters.

Revenue Recognition

Revenue is recognized when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Freight and handling costs paid by the Company are included in selling expenses. The Company generally receives the net sales price in cash or through credit card payments when products are ordered. When the Company has sales events whereby the sales are non-returnable or non-refundable, the revenue is recognized when products are shipped. Advance payments from customers are deferred and revenue is recognized when products are shipped.

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Our service revenue includes shipping and handling fees and members’ fees. Shipping and handling fee revenue is recognized when products have been delivered. Member fees are charged for members’ on-line account set up, assistance and education on our products. Member fees are deferred and recognized on a straight-line basis over an estimated average membership life of three quarters, which is based on historical membership experience. The Company has dropped the requirement for a member fee since September of 2011.

All the Company sales from other countries are based in US currency. The methods of payments are the same. The Company also has bank accounts in Hong Kong dollars and Canadian dollars into which the customers can wire money.

Product returns are allowed for unopened products purchased under regular sales terms within 60 days. Allowances for product returns are provided at the time the sale is recorded using historic return rates for each country and the relevant return pattern. Historically the Company has a nearly zero return rate. Hence, the Company determined the allowance as of September 30, 2014 and December 31, 2013 is estimated at $0.

In addition to the Company’s 60-day return policy, the Company, at its discretion, may accept a customer’s application for a buy-back of products previously sold within one year at 90% of the original product costs, less commissions and shipping costs. The Company implemented its buy-back policy on January 1, 2012. To date, the Company has not received any buy-back applications. As a result, no allowance for buy-backs has been recorded as of September 30, 2014 or 2013.

Basic and Diluted Earnings Per Share

Basic loss per share is computed using the weighted average number of common shares outstanding during each period. Diluted loss per share includes the dilutive effects of common stock equivalents on an “as if converted” basis. For the nine months ended September 30, 2014, the potential dilutive effect on earnings per share reflected Type A and Type B Warrants. Diluted earnings per share were $0.02 compared to $0.02 basic earnings per share through September 30, 2014. For the three months ended September 30, 2013, diluted earnings per share was $(0.01), compared to $(0.01) basic earnings per share.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)

the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)

the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c)	the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto’.

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As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company we are also exempt from Section 14A(a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Off-Balance Sheet Arrangements

The Company rents office, warehouse spaces for its main corporate office under non-cancellable lease agreement. It also rents sales offices overseas either under multiple-year lease agreement or on a month-to-month basis. The aggregate lease commitment is as follows:

2014	$126,567
2015
2016

Total	$126,567

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s consolidated results of operations, financial position or cash flow.

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Item 3. Quantitative and Qualitative Disclosure about Market Risk

Not applicable.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

The Company has established disclosure controls and procedures to ensure that information required to be disclosed in this quarterly report on Form 10-Q was properly recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms. The Company’s controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers to allow timely decisions regarding required disclosure.

We carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) at June 30, 2014 based on the evaluation of these controls and procedures required by paragraph (b) of Rule 13a-15 or Rule 15d-15 under the Exchange Act. This evaluation was carried out under the supervision and with the participation of our Chief Executive Officer/Chief Financial Officer. Based upon that evaluation, our Chief Executive Officer/Chief Financial Officer concluded that, at September 30, 2014, our disclosure controls and procedures are not effective.

Changes in Internal Control over Financial Reporting

There have been no changes in the Company's internal control over financial reporting that occurred during the Company's last fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

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PART II — OTHER INFORMATION

Item 1. Legal Proceedings.

There are no pending or threatened lawsuits against us.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

(a) Unregistered Sales of Equity Securities.

The Registrant did not sell any unregistered securities during the three months ended September 30, 2014.

(b) Use of Proceeds.

Not applicable.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

Not applicable.

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Item 6. Exhibits.

(a) Exhibits.

Exhibit No.	Document Description

31.1	CERTIFICATION of CEO/CFO PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002.

32.1*	CERTIFICATION of CEO/CFO PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Exhibit 101

Interactive data files formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Cash Flows, and (iv) the Notes to the Consolidated Financial Statements.**

101.INS	XBRL Instance Document**

101.SCH	XBRL Taxonomy Extension Schema Document**

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**

101.LAB	XBRL Taxonomy Extension Label Linkbase Document**

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

_______________

* This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 of the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections

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SIGNATURE

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

E-World USA Holding, Inc.

November 14, 2014	By:	/s/ Ding Hua Wang
Ding Hua Wang
President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

November 14, 2014	By:	/s/ Ding Hua Wang
Ding Hua Wang
President, CEO, Acting Principal Financial and
Principal Accounting Officer, Director

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EXHIBIT INDEX

Exhibit No.	Document Description

31.1	CERTIFICATION of CEO/CFO PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEYACT OF 2002.

32.1 *	CERTIFICATION of CEO/CFO PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Exhibit 101

Interactive data files formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Cash Flows, and (iv) the Notes to the Consolidated Financial Statements.**

101.INS	XBRL Instance Document**

101.SCH	XBRL Taxonomy Extension Schema Document**

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**

101.LAB	XBRL Taxonomy Extension Label Linkbase Document**

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

_______________

* This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 of the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

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